Exhibit 107

Calculation of Filing Fee Tables

Form F-1
(Form Type)

RANMARINE TECHNOLOGY B.V
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price (1)(2)	Fee Rate	Amount of Registration Fee (3)

	Newly Registered Securities
Fees to Be Paid	Equity	Ordinary shares, represented by American depositary shares, or “ADSs”	Rule 457(o)			$17,250,000	0.00011020	$1,900.95

	Total Offering Amounts					$17,250,000		$1,900.95
	Total Fees Previously Paid							-
	Total Fee Offsets							-
	Net Fee Due							$1,900.95

(1) American depositary shares issuable upon deposit of ordinary shares registered hereby will be registered under a separate registration statement on Form F-6. Each American depositary share represents one ordinary share.

(2) Estimated solely for the purpose of computing the amount of the registration fee pursuant to Rule 457(o) under the Securities Act of 1933, as amended. Includes up to an additional 15% of the aggregate offering price to cover an option granted to the underwriters to purchase additional ordinary shares represented by ADSs for a period of 45 days from the date of the prospectus. See “Underwriting.”

(3) Calculated pursuant to Rule 457(o) under the Securities Act of 1933, as amended, based on an estimate of the proposed maximum aggregate offering price.